Exhibit 3.1

*040101*

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684 5708

Website: www.nvsos.gov

Filed in the Office Of

Ross Miller

Secretary of State

State of Nevada

Document Number

20100913166-79

Filing Date and Time

12/08/2010 1:50 PM

Entity Number

E0583792010-3

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation: CLIFTON SAVINGS BANCORP, INC.

2. Registered Agent for Service of Process: (check only one box)

☒ Commercial Registered Agent: The Corporation Trust Company of Nevada Name

☐ Noncommercial Registered Agent (name and address below) or ☐ Office or Position with Entity (name and address below)

Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity

Nevada

Street Address City Zip Code

Nevada

Mailing Address (if different from street address) City Zip Code

3. Authorized Stock: (number of shares corporation is authorized to Issue)

Number of shares with par value: 95,000,000

Par value per share: $ 0.01

Number of shares without par value:

4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)

1) John A. Celentano, Jr.

Name

1433 Van Houton Avenue Clifton NJ 07015

Street Address City State Zip Code

2) Thomas A. Miller

Name

1433 Van Houton Avenue Clifton NJ 07015

Street Address City State Zip Code

5. Purpose: (optional; see instructions)

The purpose of the corporation shall be:

(See Addendum attached to these Articles

6. Name, Address and Signature of incorporator: (attach additional page if more than one incorporator)

Lori Beresfold X

Name Incorporator Signature

607 14th Street NW Washington DC 20005

Address City State Zip Code

7. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

Mark Brinkman

Vice President and Assistant Secretary

X Mark Brinkman 12/8/10

Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date

Nevada Secretary of State NRS 78 Articles

This form must be accompanied by appropriate fees. Revised: 4-10-09

Articles of Incorporation – Clifton Savings Bancorp, Inc.

ADDITIONAL DIRECTORS

3)	John H. Peto

1433 Van Houton Avenue

Clifton, NJ 07015

4)	Joseph C. Smith

1433 Van Houton Avenue

Clifton, NJ 07015

5)	Cynthia Sisco Parachini

1433 Van Houton Avenue

Clifton, NJ 07015

6)	Charles J. Pivirotto

1433 Van Houton Avenue

Clifton, NJ 07015

7)	John Stokes

1433 Van Houton Avenue

Clifton, NJ 07015

ADDENDUM

TO

ARTICLES OF INCORPORATION

OF

CLIFTON SAVINGS BANCORP, INC.

FIRST: The name of the Corporation (hereinafter the “Corporation”) is:

CLIFTON SAVINGS BANCORP, INC.

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes.

THIRD: The present address of the principal office of the Corporation in the State of Nevada is 311 South Division Street, Carson City, Nevada 89703.

FOURTH:

A. The total number of shares of stock of all classes of stock which the Corporation has authority to issue is ninety-five million (95,000,000) shares, having an aggregate par value of nine hundred thousand dollars ($950,000), of which eighty-five million (85,000,000) are to be shares of common stock with a par value of one cent ($.01) per share, and ten million (10,000,000) are to be shares of preferred stock with a par value of one cent ($.01) per share.

B. A description of each class of stock of the Corporation, including any voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, is as follows:

1. Common Stock. Subject to all of the rights of the preferred stock as expressly provided in these Articles of Incorporation, by law or by the Board of Directors in a resolution(s) pursuant to this Article FOURTH, the common stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by Nevada law in the absence of any express grant of rights or privileges in the Corporation’s Articles of Incorporation, including but not limited to, the following:

a.	Holders of the common stock shall be entitled to one (1) vote per share on each matter submitted to a vote at a meeting of stockholders; provided, however, that there shall not be any cumulative voting of the common stock.

b.	Dividends may be declared and paid or set aside for payment upon the common stock out of any assets or funds of the Corporation legally available therefor.

c.	Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, its net assets shall be distributed ratably to holders of the common stock.

2. Preferred Stock. The Board of Directors is expressly authorized to classify and reclassify any unissued shares of preferred stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering from time to time before issuance any one or more of the following:

a.	The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification without shareholder approval, and any shares of any class or series which have been redeemed, purchased, otherwise acquired, or converted into shares of common stock or any other class or series shall remain part of the authorized preferred stock and be subject to classification and reclassification as provided in this Paragraph B.2.

b.	Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative, and as participating or non-participating.

c.	Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

d.	Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

e.	Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date(s) upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

f.	The rights of the holders of shares of such class or series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution, or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

g.	Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of monies for the purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, including action under this Paragraph B.2, and, if so, the terms and conditions thereof.

h.	Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Articles of Incorporation of the Corporation.

C. 1. Notwithstanding any other provision of these Articles of Incorporation, in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit (as hereinafter defined), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock beneficially owned by such person would be entitled to cast (subject to the provisions of this Article FOURTH), multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit. The provisions of this Section C of Article FOURTH shall not be applicable, and any record owner of any outstanding common stock which is beneficially owned; directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit shall have full voting rights with respect to all shares owned of record, if, before the beneficial owner of such shares acquired beneficial ownership of shares in excess of the Limit, the beneficial owner’s ownership of shares in excess of the Limit shall have been approved by a majority of the Unaffiliated Directors (as defined below).

2. The following definitions shall apply to this Section C of Article FOURTH:

a.	“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles of Incorporation.

b.	“Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any common stock:

(1)	which such person or any of its Affiliates beneficially owns, directly or indirectly; or

(2)	which such person or any of its Affiliates has: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract or other arrangement with the Corporation) to effect any transaction with the Corporation, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3)

which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; and provided further, however, that: (a) no director or officer of the Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such director or officer (or any Affiliate thereof); and (b) neither any employee stock ownership or similar plan of the Corporation or any subsidiary of the Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of common stock of a person, the outstanding common stock shall include shares deemed owned by such person through application of this Subparagraph C.2.b but shall not include any other shares of common stock which may be issuable by the Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock shall include only shares of common stock then outstanding and shall not include any shares of common stock which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

c.	The “Limit” shall mean 10% of the then-outstanding shares of common stock.

d.	A “person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a limited liability company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

e.	“Unaffiliated Director” means any member of the Board of Directors who is unaffiliated with the person beneficially owning shares in excess of the Limit (the “10% Beneficial Owner”) and was a member of the Board of Directors prior to the time that the 10% Beneficial Owner” became a 10% Beneficial Owner, and any director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the 10% Beneficial Owner and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the Unaffiliated Directors then on the Board of Directors.

3. The Board of Directors shall have the power to construe and apply the provisions of this Section C and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (a) the number of shares of common stock beneficially owned by any person; (b) whether a person is an Affiliate of another; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (d) the application of any other definition or operative provision of this Section C to the given facts; or (e) any other matter relating to the applicability or effect of this Section C.

4. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own shares of common stock in excess of the Limit (or holds of record common stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to: (a) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit; and (b) any other factual matter relating to the applicability or effect of this Section C as may reasonably be requested of such person.

5. Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section C) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

6. Any constructions, applications or determinations made by the Board of Directors pursuant to this Section C in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

7. In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section C shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

FIFTH:

A. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, except as these Articles of Incorporation or Nevada law may otherwise provide; provided that any limitations on the Board of Director’s management or direction of the affairs of the Corporation shall reserve the directors’ full power to discharge their fiduciary duties.

B. The directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter with each director to hold office for the term of office of his or her respective class and until his or her successor shall have been elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each director to hold office for the term of office of his or her respective class and until his or her successor shall have been duly elected and qualified.

C. The names and business addresses of the initial directors who will serve until their successors are duly elected and qualified are as follows:

First Class - Term Expiring 2011

John A. Celentano, Jr.	1433 Van Houten Avenue, Clifton, New Jersey 07015
Thomas A. Miller	1433 Van Houten Avenue, Clifton, New Jersey 07015

Second Class - Term Expiring 2012

John H. Peto	1433 Van Houten Avenue, Clifton, New Jersey 07015
Joseph C. Smith	1433 Van Houten Avenue, Clifton, New Jersey 07015

Third Class - Term Expiring 2013

Cynthia Sisco Parachini	1433 Van Houten Avenue, Clifton, New Jersey 07015
Charles J. Pivirotto	1433 Van Houten Avenue, Clifton, New Jersey 07015
John Stokes	1433 Van Houten Avenue, Clifton, New Jersey 07015

SIXTH:

The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

A. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of the Corporation’s stock of any class and securities convertible into shares of the Corporation’s stock of any class for such consideration as determined by the Board of Directors in accordance with the Nevada Revised Statutes, and without any action by the Corporation’s stockholders.

B. The Corporation, if authorized by the Board of Directors, may acquire shares of the Corporation’s capital stock.

C. No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price(s) and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

D. The Board of Directors shall have the power to create and to issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class(es), on such terms and conditions and in such form as the Board of Directors shall set forth in a resolution.

E. The Board of Directors shall have the power, subject to any limitations or restrictions imposed by law, to classify or reclassify any unissued shares of stock whether now or hereafter authorized, by fixing or altering in any one or more respects before issuance of such shares the voting powers, designations, preferences and relative, participating, optional or other special rights of such shares and the qualifications, limitations or restrictions of such preferences and/or rights.

F. The Board of Directors of the Corporation is exclusively and expressly authorized to adopt, repeal, alter, amend and rescind the Bylaws of the Corporation by the affirmative vote of a majority of the directors then in office without the further approval of the stockholders.

G. The Board of Directors shall have the power to declare and authorize the payment of stock dividends payable in stock of one class of the Corporation’s capital stock to holders of stock of another class(es) of the Corporation’s capital stock.

H. The Board of Directors shall have authority to exercise without a vote of stockholders all powers of the Corporation, whether conferred by law or by these Articles of Incorporation, to purchase, lease or otherwise acquire the business assets or franchises in whole or in part of other corporations or unincorporated business entities.

I. The Board of Directors shall have the power to borrow or raise money, from time to time and without limit, and upon any terms, for any corporate purposes, and, subject to the Nevada Revised Statutes, to authorize the creation, issuance, assumption or guaranty of bonds, notes or other evidences of indebtedness for monies so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise as the Board of Directors, in its sole discretion, may determine and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and goodwill of the Corporation then owed or thereafter acquired.

J. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) if (i) the officer’s or director’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law; or (B) to the extent otherwise provided by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

K. The Board of Directors may, in connection with the exercise of its business judgment involving any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation or proxy solicitation (other than on behalf of the Board of Directors or otherwise)), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to the following: (1) the long-term and short-term interests of the Corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the Corporation; (2) the state and national economy; (3) the interests of the community and of society; and (4) the interests of the Corporation’s employees, suppliers, creditors and customers. If the Board of Directors determines that any actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any and all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; selling any of the assets of the Corporation; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

SEVENTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the laws of the State of Nevada now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by resolution of the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

EIGHTH: The Corporation reserves the right to amend or repeal any provision contained in these Articles in the manner prescribed by the Nevada Revised Statutes, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any of the Corporation’s outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the Nevada Revised Statutes, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any other provision of these Articles or any provision of law that might otherwise permit a lesser vote or no vote, any amendment of Section C of Article FOURTH, Section B of Article FIFTH, Sections F and J of Article SIXTH, and this Article EIGHTH of the Corporation’s Articles of Incorporation shall require the affirmative vote of 75% of the issued and outstanding shares of capital stock entitled to vote.

NINTH: Under regulations of the Office of Thrift Supervision, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in Clifton Savings Bank’s Plan of Conversion and Reorganization (the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Corporation or (ii) Clifton Savings Bank, the Corporation must comply with the regulations of the Office of Thrift Supervision and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.